Exhibit 5.01

Netshoes (Cayman) Limited Floor 4, Willow House Cricket Square Grand Cayman KY1-9010 Cayman Islands 5 April 2017 Dear Sirs

Netshoes (Cayman) Limited (the “Company”)

We have acted as Cayman Islands counsel to the Company to provide this legal opinion in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission ”) under the United States Securities Act of 1933 (the “Act”), as amended (File No. 333-216727) (the “Registration Statement”) in respect of the proposed initial offering (the “IPO”) of the Company’s 9,487,500 common shares, par value US$0.0033 per share, in the capital of the Company (the “Shares”), including up to 1,237,500 common shares issuable upon exercise of an over-allotment option granted to the underwriters by the Company. Such public offering is being underwritten pursuant to an underwriting agreement (the “Underwriting Agreement”) among the Company and the underwriters named therein. We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date hereof.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents and such other documents or instruments as we deem necessary:

1.1	The Certificate of Incorporation dated 12 April 2011 and the Amended and Restated Memorandum and Articles of Association of the Company as adopted on 20 March 2015 (the “Current Memorandum and Articles”) and the Amended and Restated Memorandum and Articles of Association of the Company adopted by Special Resolution passed on March 30, 2017 and effective immediately upon the closing of the IPO (the “IPO Memorandum and Articles”).

1.2	The written resolutions of the directors of the Company dated March 30, 2017 (the “Resolutions”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	The written resolutions of the shareholders of the Company dated March 30, 2017 (the “Shareholder Resolutions”), including a resolution to re-designate the share capital of the Company in the manner therein described (the “Share Split Resolution”).

1.4	A Certificate of Good Standing issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.5	A certificate from a director of the Company a copy of which is attached hereto (the “Director’s Certificate”).

1.6	A draft of the Underwriting Agreement in the form filed as Exhibit 1.01 to the Registration Statement.

1.7	The Registration Statement.

1.8	The register of members of the Company (the “Register of Members”).

2	Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the factual confirmations contained in the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2	All signatures, initials and seals are genuine.

2.3	There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Underwriting Agreement or the Registration Statement.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$72,500 divided into 7,250,000 shares of a nominal or par value of US$0.01 each.

3.3	The issue of the Shares to be issued by the Company as contemplated by the Registration Statement has been authorised, and when issued and paid for in the manner described in the Underwriting Agreement and the Registration Statement and in accordance with the Resolutions, such Shares will be legally issued, fully paid and non-assessable.

3.4	The statements under the caption “Certain Tax Considerations” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

3.5	Upon the IPO Memorandum and Articles and the Share Split Resolution becoming effective, the authorised share capital of the Company will be US$305,250 divided into 92,500,000 common shares of a nominal or par value of US$0.0033 each.

Except as explicitly stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

In this opinion, the phrase “non-assessable” means, with respect to the Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud).

To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Legal Matters” and “Service of Process and Enforcement of Judgments” and elsewhere in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Campbells

Campbells

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